PUBLICIS GROUPE

DIGITAS INC

CLOSER TO THE FUTURE

December 20, 2006

Notice to Investors:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Digitas Inc. ("Digitas") common stock described in this press release has not commenced. At the time the offer is commenced an indirect, wholly owned subsidiary of Publicis will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and Digitas will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. All of these materials will be sent free of charge to all stockholders of Digitas upon request by contacting Digitas Investor Relations at 617.867.1988 or investors@digitasinc.com. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's Website:www.sec.gov.

Statements in this document regarding the proposed acquisition of Digitas, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about managements' future expectations, beliefs, goals, plans or prospects constitute forward looking statements the meaning of the Private Securities Litigation Re-form Act of 1995 that are based on management's beliefs, certain assumptions and current expectations. Any statements that are not statements of historical fact (including statements containing the words "believes," "will," "plans," "anticipates," "expects" and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to satisfy the merger agreement conditions and consummate the transaction, the timing of consummation of the transaction, the ability of Publicis to successfully integrate Digitas' operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in Publicis' Annual Report on Form 10-K for the year ended December 31, 2005. Publicis disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

Publicis Groupe launches friendly offer to acquire Digitas
A $1.3 billion transaction

Digitas

A leader in the digital and interactive space

A 100% digital integrated communication and marketing services group

Introduction

- **Digitas:**
  - 2006E Revenues of nearly $400 million
  - One of the most successful players in the interactive field
  - More than 2,000 additional talents
  - A world-class client portfolio
  - Strong and steady growth

A unique opportunity in the sector

Digitas at a glance

- **Digitas,** headquartered in Boston, founded in 1980 and publicly listed at the beginning of 2000, is the parent of three leading direct and digital marketing agencies:
  - DIGITAS founded in 1980, direct marketing services, CRM and e-CRM digital agency
  - MODEM MEDIA founded in 1987, one of the very first interactive agencies
  - MBC Medical Broadcasting Company founded in 1990, digital marketing services, integrated marketing programs, specialized in healthcare communications

Management and talents


David Kenny
CEO
Laura Lang
President
Digitas LLC
Martin Reidy
President
Modem Media
David Kramer
CEO
MBC
Cella Irvine
CAO
Digitas Inc.

- More than 2,050 talents spread between Boston, Norwalk, New York, Chicago, Philadelphia, San Francisco and London

Top 20 clients

- AstraZeneca
- Wyeth
- Pfizer
- hp
- Delta
- P&G
- Heineken
- IBM
- Boehringer Ingelheim
- Whirlpool Home Appliances
- LLOYD'S
- The Home Depot
- AARP
- InterContinental Hotels Group
- Wells Fargo
- Kraft
- TimeWarner
- American Express
- GM
- Bristol-Myers Squibb
- cingular

Digitas Financial Highlights (in $ million)

A growing revenue base


Revenues and Growth (%)
209.5
na
251.6
20.1%
340.5
35.3%
390.0
14.5%
2003A
2004A
2005A
2006E(1)

And an operating margin of 10.7% in 2006(2)


EBITA and Margin (%)
17.6
8.4%
31.2
12.4%
40.3
11.8%
41.7
10.7%
2003A
2004A
2005A
2006E(1)

(1) Source: Thomson Consensus as at December 19 2006
(2) EBITA presented post restructuring expenses ($2.4 million in 2006E) and stock-based compensation ($9.0 million in 2006E)

Why Digitas ?

Digital Communication: what is at stake?

- **The digital communication market:**
  - **Size of the market in 2006:** $24 billion
  - **Growth rate in 2007:** +28 %
  - **Estimated size in 2009:** $43 billion

- **Investments in digital communication will represent:**
  - **In 2006:** 6% of world advertising spending
  - **In 2010:**
    - 10% of world advertising spending
    - Over 10% of advertising spending in the United States, United Kingdom, Japan, Korea, Taiwan, Australia, Canada, Israel, Norway, Sweden …

Why Digitas ?

A strong and comprehensive digital and interactive offer has become vital

- Digital and interactive represent an increasing portion of advertisers' communication plans
- The role of the Internet and mobile communications in the development of e-commerce and m-commerce
- The leading role of digital marketing in certain sectors: financial services, tourism, mail-order, leisure and transportation
- The important role of digital in the automotive industry, healthcare, new technologies, …
- A fundamental and irreversible evolution
- A significant growth driver for communication groups

PUBLICIS GROUPE

The Transaction

The Transaction

Key Points

- **The deal**
  - Publicis Groupe launches a friendly offer to acquire 100% of the shares of Digitas

- **Description of the offer:**
  - Cash Tender Offer of $13.50 for each Digitas share

- **Amount of the transaction:**
  - $1,295 million (€981 million), taking into account the fully diluted capital

The Transaction

A 2-step process

- Publicis Group will launch a Two-step Cash Tender Offer for 100% of Digitas securities. This offer will be shortly filed with the U.S. Securities and Exchange Commission

- The commencement of the offer is expected to take place before the end of December 2006 and the offer will remain open for 20 business days

- If all conditions to the offer are satisfied, including the tender of a majority of the fully diluted shares of Digitas, Publicis Groupe will purchase all of the shares tendered. The balance of the Digitas shares would be acquired in one of two ways

  - If at least 90% of the outstanding shares are purchased in the offer, a "short form merger" would be completed in February 2007

  - If more than 50% but less than 90% of the shares are tendered into the offer, a shareholders meeting of Digitas will be necessary and a "long form merger" would be completed late in the first quarter or early in the second quarter of 2007

PUBLICIS GROUPE

The Strategic Rationale

The Strategic Rationale

Publicis Groupe
+
Digitas
=
A world leader in digital marketing services

The Strategic Rationale

Publicis Groupe's digital strategy

- Today, digital and interactive is present in all of Publicis Groupe's activities (advertising networks, media agencies, healthcare communications, direct marketing)

- Technology is evolving and creating the need to have additional entities 100% focused on the digital/interactive/mobile world

↓

- Several internal developments including the launch of Denuo
- 2006: more acquisitions contributing to the development of digital expertise:
  - Solutions (India)
  - Betterway (China)
  - Pôle Nord (France)
  - Moxie Interactive (USA)

The major step: Digitas

The Strategic Rationale

The acquisition of Digitas would enable Publicis Groupe

- To provide the most comprehensive digital offer in the most important market in the world
- To increase the share of marketing services in the overall revenue mix: 34% of its revenues in SAMS with the Digitas transaction, compared to 28% currently, and share of digital communication/CRM at nearly 15%
- To benefit from the strongest growth opportunity in the most promising segment of the coming years and to arm itself with a new growth driver
- To increase its human and creative capital with a branch entirely dedicated to digital, making it even more attractive to new talents
- To deepen and widen its global presence in this sector, by launching Digitas brands in key markets

The Strategic Rationale

Digitas, the best strategic opportunity for Publicis Groupe

- A solid portfolio of clients, complementary to those of Publicis Groupe
- Reinforcing its position as global leader in healthcare communications, a key sector for Publicis Groupe with Medical Broadcasting LLC
- Technological and trade agreements with the most powerful search engines in the world: Google, Yahoo! and MSN, three who represent 85% of the trade activity of key word searches
- A unique combination of talents in the digital sector

The Strategic Rationale

A good transaction for both Publicis Groupe and Digitas shareholders

- **For Publicis Groupe shareholders:**
  - A price which compares favorably with multiples of Digitas' peers
    - 2.7x 2007E revenues(1)
    - 16.2x 2007E EBITDA(1)
  - An accretive transaction on an EBITA per share (4% in 2007 and 6% in 2008) and accretive on a fully diluted EPS basis as early as 2008
    - based on cautious cost synergies assumptions
    - before any revenue synergies resulting either from internationalization of Digitas services offering or from cross fertilization of shared customer base between the two groups

- **For Digitas shareholders:**
  - A price that offers a premium
    - of 23.5% compared to the closing price on Dec. 19, 2006
    - of 29.1% compared to the last 3 month average

(1) Based on Thomson Consensus 2007

The Strategic Rationale

Operational synergies

- Reinforcing the digital offer to Publicis Groupe clients
- Enriching Publicis Groupe's client portfolio
- Activating Digitas' capabilities on a global basis through Publicis Groupe's various entities

The Strategic Rationale

Organizational synergies

- Media operations technology development to serve all Publicis media agencies. Use of combined offerings to strengthen relationships with major portals and online media companies such as Google, Yahoo! and MSN
- Digital production savings by building capabilities to serve website and flash development across all Publicis Groupe agencies
- Cross-selling opportunities into each other's bases and international expansion opportunities for Digitas' clients across Publicis Groupe's global networks

The Strategic Rationale

Talent synergies

- Creation of a center of recruitment expertise
- Unique digital training programme developed by Digitas and applicable to all Groupe's entities
- Mixing cultures and enriching talents, and new career opportunities for all the employees in this field

The Strategic Rationale

Cost synergies

- Public company costs (Compensation and related expenses, insurance and professional fees)
- Corporate infrastructure costs leveraging Publicis Groupe’s shared services such as finance, legal, and Information Technology
- Potential real estate savings

Publicis Groupe after the transaction

Segmentation of revenue by activity

Before



SAMS 28%
Advertising 46%
Media 26%

After



SAMS 34%
Advertising 42%
Media 24%

After the transaction, Digital and Interactive activities will represent more than 15% of Publicis Groupe's revenue

PUBLICIS GROUPE

Financial impact of the transaction

Financial Impact

Transaction Amount:

- **Equity Value:**
  - $13.50 per share offer price x 85.8 million of shares = $1,158 million (€877 million)
  - Plus: 1.1 million of restricted shares rolled over into Publicis shares for a cost of $14.7 million (€11.2 million)
  - Plus: 780,000 warrants and 13.5 million of options in-the-money with a net cost of $122 million (€92 million)[1]

⇨ $1,158 (€877) + 14.7 (€11.2)+ $122 (€92) = **$1,295 (€981)**

An Equity Value of $1,295 million (€981 million)

1C=1,3200$

(1) Net of proceeds from conversion

Financial Impact

Transaction Amount

- **Required Financing:**

  - Digitas' restricted shares and options (vested and non-vested) are converted into, respectively, Publicis' shares and options and do not have to be funded
    - Implies an attribution of 3.2 million of treasury shares underlying the new options (1)
    - No new issuance of Publicis Groupe shares
  - Only the warrants are paid at a cost of $9 million (€6 million)
  - Less: Digitas' cash estimated at $129 million (€98 million)

⇨ $1,158 (€877) + $9 (€6) - $129 (€98) = **$1,038 (€786)**

A "cash" cost of $1,038 million (€786 million)

1€=1.3200$

(1) Net of proceeds from conversion

Financial Impact

Publicis Groupe and Digitas Pro Forma

June 30, 2006 (last 12 months)	Publicis Groupe (in € million)	Digitas[1] (in $ million)	Publicis Groupe + Digitas (in € million)
Net revenues	4,317	370	4,614
Operating profit before depreciation (EBITDA)	799	55	843
EBITDA (%)	18.5%	14.8%	18.2%
Operating margin (EBITA)	684	44	719
EBITA (%)	15.8%	11.8%	15.6%
Staff	39,800	2,050	41,850

1€=1.245$ (average rate on the period)
(1) EBITDA and EBITA presented post restructuring expenses and stock-based compensation

Financial Impact

Impact of the transaction:

- **on financial ratios of Publicis Groupe:**
  - Publicis Groupe confirms that it maintains its financial policy within the limit of the ratios previously communicated to market
  - It also expects to return back in the limits of its financial ratios within 18 to 24 months

- **on the results of the Group:**
  - The transaction is expected to be accretive on EBITA per share (4% in 2007 and 6% in 2008) and is expected to be accretive on a fully diluted EPS basis as early as 2008
    - with cautious assumptions in terms of cost synergies
    - and before any revenues synergies

Publicis Groupe after the transaction

Operating margin target by 2008 unchanged at 16.7%

Objective:

- Taking into account the synergies and the growth expected in 2007 and 2008, Publicis Groupe should be able to maintain its operating margin objective (16.7% in 2008) while integrating Digitas

Publicis Groupe Post-merger

Publicis Groupe

+

Digitas

Closer to the Future

Viva La Difference

PUBLICIS GROUPE

PUBLICIS GROUPE